Exhibit 99.1

CSRA Announces First Quarter Fiscal Year 2018 Financial Results

•	Revenue of $1.23 billion down 2 percent year-over-year

•	Operating income of $136 million up 20 percent and Adjusted EBITDA of $204 million up 5 percent year-over-year

•	Diluted EPS of $0.47 (GAAP) and $0.48 (Adjusted) reflect strong profitability

•	Robust book-to-bill ratios of 1.3x for the quarter and 1.5x for the trailing twelve months build the foundation for future growth

•	Reaffirm FY18 guidance across all metrics

FALLS CHURCH, Va., Aug 9, 2017 - CSRA Inc. (NYSE:CSRA), a leading provider of next-generation IT solutions and professional services to government organizations, today announced financial results for the first quarter of fiscal year 2018, which ended June 30, 2017.
"We are pleased to begin fiscal year 2018 with strong financial performance and vibrant business development results that keep us on track to meet our guidance across all of our financial metrics for the year," said Larry Prior, CSRA president and CEO. "First quarter adjusted EBITDA and adjusted EPS both exceeded consensus estimates, as the result of outstanding program performance. We also booked $1.6 billion in awards for a book-to-bill ratio of 1.3x, anchored by a MilCloud win that underscored our leadership position in cloud development and migration. We began the second quarter by closing the NES Associates acquisition, which is off to a great start and yielding immediate benefits to business development and execution."

Exhibit 99.1

Summary Operating Results (Unaudited)

(Dollars in millions, except per share data)	Three Months Ended
	June 30, 2017	July 1, 2016
Revenue	$1,229	$1,254
Operating income	$136	$113
Net income attributable to CSRA common stockholders	$77	$65
GAAP diluted EPS	$0.47	$0.39

Adjusted EBITDA	$204	$195
Adjusted diluted EPS	$0.48	$0.48

Note: All figures are unaudited; refer to "Reconciliation of Non-GAAP Financial Measures" at the end of this news release for a more detailed discussion of management's use of non-GAAP measures and for reconciliations to GAAP financial measures.

Revenue for the first quarter of fiscal year 2018 was $1.23 billion, down 2 percent compared to the first quarter of fiscal year 2017 (year-over-year), the smallest such decline since the Company was formed in November 2015.
Operating income for the first quarter of fiscal year 2018 of $136 million (11.1% operating margin), includes $10 million of separation, merger, and integration costs and $55 million of depreciation and amortization expense, including $12 million of amortization from acquisition-related intangible assets. Adjusted EBITDA, which excludes these items, was $204 million for the first quarter, up 5 percent year-over-year. The adjusted EBITDA margin of 16.6% was driven by strong contract performance and disciplined cost management.
Net income attributable to CSRA shareholders for the first quarter of fiscal year 2018 was $77 million, or $0.47 per share, compared to $65 million, or $0.39 per share in the first quarter of fiscal year 2017. Adjusted diluted EPS was $0.48 for the quarter, which was unchanged from the comparable period in fiscal year 2017.

Cash Management and Capital Deployment
For the first quarter of fiscal year 2018, operating cash flow was $87 million, and free cash flow was $76 million. Days Sales Outstanding (DSO) for the quarter were 56 days.
During the first quarter of fiscal year 2018, the Company returned $31 million to shareholders, including $17 million as part of its regular quarterly cash dividend program and $14 million in share repurchases. As of June 30, 2017, the Company had $194 million in cash and cash equivalents and $2.6 billion in debt (excluding capital lease obligations).

Exhibit 99.1

On June 15, 2017, the Company entered into a Second Amendment to the Credit Agreement for its Term Loan B Facility, which reduced the margin over the index interest rate by 0.5 percentage points and shifted approximately $184 million in debt from its Term Loan A1 Facility to the amended Term Loan B Facility.
After the quarter, the Company took three actions related to capital allocation:

•	The Board of Directors declared that the Company will pay a cash dividend of $0.10 per share on October 3, 2017, to all common shareholders of record as of August 29, 2017.

•	The Company paid $1.6 million in July 2017 for 50,000 additional shares of CSRA common stock that had been repurchased in June 2017 but had not settled in cash by June 30.

•
The Company completed its acquisition of Alexandria, VA-based network engineering firm NES Associates, LLC, a leading provider of telecommunications, infrastructure, and application architecture and implementation services to Defense and other government customers. The purchase price of $105 million was funded from cash on hand and $55 million from the Company's revolving credit facility that was drawn at the end of the first quarter of fiscal year 2018.

Business Development
Bookings totaled $1.6 billion in the first quarter, representing a book-to-bill ratio of 1.3x. The first quarter marked the tenth consecutive quarter with a book-to-bill ratio of 1.0x or higher. Bookings for the trailing twelve months totaled $7.2 billion, representing a book-to-bill ratio of 1.5x.
Included in the quarterly bookings were several particularly important single-award prime contracts:

•
MilCloud 2.0 Phase 1. The U.S. Department of Defense’s (DoD) Defense Information Systems Agency (DISA) awarded CSRA a single-award, indefinite-delivery/indefinite-quantity contract with a $498 million ceiling over eight years. CSRA will provide DoD with a robust and resilient private cloud infrastructure for a variety of highly-protected workloads and prepare essential business processes for later, broader use in the DoD IT cloud portfolio.

•
Transportation Security Administration (TSA) Information Technology Infrastructure Program (ITIP) Bridge. CSRA secured an ITIP bridge contract, with a series of options totaling $153 million over one year. ITIP enhances TSA’s ability to protect its infrastructure and IT network from threats and ensures their network is agile

Exhibit 99.1

and can perform to changing demands and requests. The program supports over 700 airports around the country along with the TSA headquarters and various support centers.

•
National Cybersecurity Protection System (NCPS) Follow-on. The Department of Homeland Security (DHS) awarded CSRA a 21-month, $152 million follow on contract to design, develop, maintain, and deploy cyber security technologies to detect and deter sophisticated cyber adversaries. CSRA will continue to provide a variety of services such as operations and maintenance, core infrastructure engineering, security, logistics, cyber analysis, warning, and mitigation capabilities.

•
United States Marine Corps’ (USMC) Technology Services Organization (TSO) IT Support. Under a five-year, $143 million contract, CSRA will continue providing engineering, maintenance, and operations support to TSO personnel and payroll systems.

The Company’s backlog of signed business orders at the end of first quarter of fiscal year 2018 was $15.6 billion, of which $2.5 billion was funded. Compared to the fourth quarter of fiscal year 2017, total and funded backlog were up 3% and 2%, respectively.

Forward Guidance
The Company is maintaining the guidance ranges from the prior quarter, which anticipate organic growth in revenue and free cash flow and robust performance in adjusted EBITDA and adjusted diluted EPS. The Company elects to provide ranges for certain metrics that are not prepared and presented in accordance with GAAP because it cannot make reliable estimates of key items that would be necessary to provide guidance for its GAAP operating and cash flow measures, including pension and OPEB mark-to-market adjustments and amounts associated with any changes to its receivables purchase agreement.

Metric	Fiscal Year 2018
Revenue (millions)	$5,000 - $5,200
Adjusted EBITDA (millions)	$770 - $800
Adjusted Diluted Earnings per Share	$1.88 - $2.00
Free Cash Flow (millions)	$330 - $380
CSRA chief financial officer Dave Keffer commented, "We continue to execute on the hallmarks of CSRA—excellent profitability and business development success. Cash collection remains strong, and we are excited to be able to use our balance sheet to drive growth and shareholder returns, through accretive acquisitions like NES as well as measured debt paydown, dividends, and share repurchases."

Exhibit 99.1

Conference Call
CSRA executive management will hold a conference call on August 9, 2017, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and institutional investors may participate on the conference call by dialing 877-883-0383 (domestic) or 412-902-6506 (international) and entering pass code 3831261. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the CSRA website (https://www.csra.com/investor-relations/). A replay of the conference call will be available on the CSRA website approximately two hours after the conclusion of the call.
About CSRA Inc.
CSRA (NYSE: CSRA) solves our nation’s hardest mission problems as a bridge from mission and enterprise IT to Next Gen, from government to technology partners, and from agency to agency.  CSRA is tomorrow’s thinking, today. For our customers, our partners, and ultimately, all the people our mission touches, CSRA is realizing the promise of technology to change the world through next-generation thinking and meaningful results. CSRA is driving towards achieving sustainable, industry-leading organic growth across federal and state/local markets through customer intimacy, rapid innovation and outcome-based experience. CSRA has over 18,000 employees and is headquartered in Falls Church, Virginia. To learn more about CSRA, visit www.csra.com. Think Next. Now.
Forward-looking Statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent CSRA's intentions, plans, expectations and beliefs, including statements about earnings, revenue, cash flow, future acquisitions, dividends, debt repayment, share repurchases and other future financial business performance and strategies. Forward-looking statements are typically identified by words such as, but not limited to, "estimates," "expects," "anticipates," "intends," "believes," "plans," and similar expressions, or future or conditional verbs such as "will," "should," "would," and "could." The forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of CSRA. These factors could cause actual results to differ materially from forward-looking statements. For a written description of these factors, see the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CSRA's most recent Annual Report on Form 10-K for fiscal year 2017 and any updating information in subsequent SEC filings. CSRA disclaims any intention or obligation to update these forward-looking statements, whether as a result of subsequent event or otherwise.

Exhibit 99.1

CSRA INC.
CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Unaudited)

	As of
(Dollars in millions, shares in thousands)	June 30, 2017	March 31, 2017
Current assets
Cash and cash equivalents	$194	$126
Receivables, net of allowance for doubtful accounts of $26 and $24, respectively	814	748
Prepaid expenses and other current assets	102	126
Total current assets	1,110	1,000

Intangible and other assets
Goodwill	2,335	2,335
Customer-related and other intangible assets, net of accumulated amortization of $256 and $244, respectively	763	775
Software, net of accumulated amortization of $101 and $89, respectively	73	81
Other assets	83	87
Total intangible and other assets	3,254	3,278

Property and equipment, net of accumulated depreciation of $690 and $694, respectively	623	610
Total assets	$4,987	$4,888

Current liabilities
Accounts payable	$157	$187
Accrued payroll and related costs	183	181
Accrued expenses and other current liabilities	525	487
Current capital lease liability	45	44
Current maturities of long-term debt	84	72
Dividends payable	18	21
Total current liabilities	1,012	992

Long-term debt, net of current maturities	2,549	2,511
Noncurrent capital lease liability	188	172
Deferred income tax liabilities	268	272
Other long-term liabilities	559	582

Commitments and contingent liabilities

Equity
Stockholders’ equity:
Common stock, $0.001 par value, 750,000 shares authorized, 163,881 and 163,570 shares issued, and 163,367 and 163,216 shares outstanding, respectively	—	—
Additional paid-in capital	127	134
Accumulated earnings	225	165
Accumulated other comprehensive income	27	31
Total stockholders’ equity	379	330
Noncontrolling interests	32	29
Total equity	411	359
Total liabilities and equity	$4,987	$4,888

Exhibit 99.1

CSRA INC.
CONSOLIDATED AND CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
(Dollars in millions, except per share amounts)	June 30, 2017	July 1, 2016
Total revenue	$1,229	$1,254

Cost of services	979	1,015
Selling, general and administrative expenses	49	56
Separation and merger costs	5	5
Depreciation and amortization	60	65
Operating expense	1,093	1,141

Operating income	136	113
Net benefit of defined benefit plans	21	24
Interest expense, net	(30)	(30)
Other expense, net	(1)	(1)
Income from continuing operations before taxes	126	106
Income tax expense	46	38
Net income	80	68
Less: noncontrolling interests	3	3
Net income attributable to CSRA common stockholders	$77	$65

Earnings per common share:
Basic	$0.47	$0.40
Diluted	$0.47	$0.39

Common share information (weighted averages, in thousands):
Common shares outstanding - basic	163,386	163,275
Dilutive effect of stock options and equity awards	1,594	1,663
Common shares outstanding - diluted	164,980	164,938

Cash dividend per common share	$0.10	$0.10

Exhibit 99.1

CSRA INC.
CONSOLIDATED AND CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

(Dollars in millions)	Three Months Ended
	June 30, 2017	July 1, 2016
Cash flow provided by operating activities:
Net income	$80	$68
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	60	67
Stock-based compensation	4	3
Excess tax benefit from stock-based compensation	(1)	(1)
Deferred income taxes	(2)	—
Net loss on dispositions on business and assets	—	2
Changes in assets and liabilities, net of acquisitions and dispositions:
(Increase) decrease in assets	(39)	14
(Decrease) increase in defined benefit plan liability	(20)	7
(Decrease) increase in other liabilities	2	(10)
Other operating activities, net	3	6
Cash provided by operating activities	87	156

Cash flows used in investing activities:
Purchases of property and equipment	(29)	(34)
Software purchased and developed	(2)	(4)
Proceeds from disposals of assets	6	—
Other investing activities, net	19	(5)
Cash used in investing activities	(6)	(43)

Cash flows provided by financing activities:
Borrowings under revolving credit facility	55	—
Repayment under lines of credit	—	(48)
Borrowings of long term debt	184	—
Payments of long-term debt	(191)	(50)
Debt issuance cost	(2)	—
Proceeds from stock options and other stock activity, net	1	8
Repurchase of common stock	(14)	—
Dividends paid	(17)	(18)
Payments on lease liability	(10)	(7)
Other financing activities	(19)	5
Cash used in financing activities	(13)	(110)

Net increase in cash and cash equivalents	68	3
Cash and cash equivalents at beginning of period	126	130
Cash and cash equivalents at end of period	$194	$133

CSRA INC.
Supplemental Cash Flow Information
(Unaudited)

(Dollars in millions)	Three Months Ended
	June 30, 2017	July 1, 2016
Supplemental cash flow information:
Cash paid for income taxes	$2	$2
Cash paid for interest	26	28
Capital expenditures in accounts payable and other liabilities	9	13
Capital expenditures through capital lease obligations	28	—

Exhibit 99.1

Segment Operating Results (Unaudited)
CSRA delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments–Defense and Intelligence, which supports customers in the Department of Defense (DoD) and Intelligence Community, and Civil, which supports customers in homeland security, law enforcement, healthcare, and other civil agencies as well as certain state and local government agencies. The following table summarizes revenue and segment operating income by reportable segment:

	Three Months Ended
(Dollars in millions; unaudited)	June 30, 2017	July 1, 2016
Revenue
Defense and Intelligence	$525	$568
Civil	704	686

Segment operating income(a)
Defense and Intelligence	58	43
Civil	97	92

Notes:
(a)	Excludes segment operating income (loss) for the Corporate segment as well as Separation and merger costs.

For the three months ended June 30, 2017, Defense and Intelligence segment revenues decreased by $43 million, or 8 percent, compared to revenues from the same period of the prior year. The primary drivers of the decline were the Army Logistics Modernization Program and the U.S. Strategic Command Information Technology Capabilities Contract. First quarter fiscal year 2018 Civil segment revenues increased by $18 million, or 3 percent compared to revenues from the same period of the prior year, driven by the expansion of several recent program wins. For the three months ended June 30, 2017, segment operating income and segment operating margin increased in both segments compared to the first quarter of fiscal year 2017 due primarily to program delivery efficiencies and indirect cost reductions.

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measures
The following tables illustrate the items and means to reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. CSRA management believes that adjusted diluted EPS, adjusted EBITDA and margin, and free cash flow provide useful additional information to investors regarding the Company’s financial condition and results of operations as they provide additional measures of the Company’s profitability and ability to service its debt. In addition, these measures are considered important measures by financial analysts covering CSRA, and are used in determining executive compensation.
Using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing CSRA’s performance, investors and securities analysts should evaluate each adjustment in our reconciliation and use adjusted measures in addition to, and not as an alternative to, GAAP measures.
The major adjustments to GAAP to derive adjusted metrics are summarized below:

•
Plan impacts. At the time of the Spin-off on November 27, 2015, CSRA assumed the assets and obligations of the pension and other post-retirement plans from CSC. The recurring net non-cash benefits associated with these plans are excluded from all quarters. There were no plan remeasurements in the first quarters of fiscal year 2017 and 2018.

•	Spin, Merger, and Integration Costs. Costs directly associated with the separation and merger transactions are excluded from adjusted EPS, adjusted EBITDA, and free cash flow.

•	Acquisition-related Intangible Amortization. All amortization associated with acquisition-related intangible assets is excluded from adjusted diluted EPS.

Exhibit 99.1

Adjusted Diluted Earnings Per Share

CSRA INC.
ADJUSTED DILUTED EARNINGS PER SHARE (unaudited)

	Three Months Ended
(Dollars in millions except per share amounts)	June 30, 2017	July 1, 2016
Income before income taxes	$126	$106
Separation and merger costs	5	5
Integration and other costs	2	7
Net benefit of defined benefit plans	(21)	(24)
Amortization of backlog associated with SRA acquisition(a)	—	16
Other acquisition & spin-off-related intangible amortization(b)	17	15
Adjusted income before income taxes	129	125

Adjusted income tax expense	47	43
Adjusted net income	82	82
Less: Noncontrolling interest	3	3
Adjusted net income attributable to CSRA common stockholders	$79	$79

Adjusted diluted earnings per common share	$0.48	$0.48

Notes: Adjusted net income attributable to CSRA common stockholders may not equal the sum of the component figures due to rounding.
(a)	Total value of $65 million amortized over the period November 30, 2015 to November 30, 2016 is included in Income before income taxes.
(b)	The three months ended June 30, 2017 includes $4.9 million in accelerated amortization expense related to software acquired in the spin-off that was discontinued for further use in the period.

Exhibit 99.1

Adjusted EBITDA and Margin
During the three months ended June 30, 2017, CSRA adopted Accounting Standard Update No. 2017-07—Compensation-Retirement Benefits (Topic 715), which changes the presentation of net periodic pension and postretirement costs. Previously, operating income included net periodic benefits of CSRA’s defined benefit pension and postretirement plans. Under the new presentation, operating income excludes this benefit, so it is no longer deducted to compute adjusted EBITDA. The prior period has been revised to conform with current period presentation.

CSRA INC.
ADJUSTED EBITDA (unaudited)

	Three Months Ended
(Dollars in millions)	June 30, 2017	July 1, 2016
Operating Income	$136	$113
Less: other expense, net	(1)	(1)
Add:
Separation, merger and integration costs(a)	10	29
Depreciation and amortization	55	49
Amortization of contract-related intangibles	—	2
Stock-based compensation	4	3
Adjusted EBITDA	$204	$195
Adjusted EBITDA Margin	16.6%	15.6%

Notes:
(a)
Costs directly associated with the separation and SRA merger transactions, one time integration costs; for the three months ended June 30, 2017, includes $4.9 million in accelerated amortization expense related to software acquired in the spin-off that was discontinued for further use in the period; for the three months ended July 1, 2016, includes intangibles amortization expense associated with SRA's funded contract backlog.

Exhibit 99.1

Free Cash Flow
CSRA defines free cash flow to be equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions, and investments, and (3) payments on capital leases and other long-term asset financings, as further adjusted for certain other cash flow items, such as (i) non-recurring separation-related payments and (ii) the relative fiscal quarter impact of net proceeds arising from the initial sale of billed and/or unbilled receivables under the Master Accounts Receivable Purchase Agreement (“Purchase Agreement”).

CSRA INC.
FREE CASH FLOW (unaudited)

	Three Months Ended
(Amounts in millions)	June 30, 2017	July 1, 2016
Net cash provided by operating activities	$87	$156
Net cash provided by investing activities	(6)	(43)
Payments on capital leases and other long-term assets financing	(10)	(7)
Separation and merger-related payments	5	7
Initial sales of qualifying accounts receivables(a)	—	(46)
Free cash flow	$76	$67

Notes:
(a)
Adjustments for the relative impact of the net proceeds arising from the initial sale of billed and/or unbilled receivables under the Purchase Agreement as well as the effect of any new types of sales arising from changes in the Purchase Agreement. For the quarter ended July 1, 2016, the amount relates to SRA International, Inc. (“SRA”) unbilled receivables under the Purchase Agreement to which SRA was added to during the period.

CONTACT:
Investors: M. Stuart Davis, 703.641.2267, stuart.davis@csra.com,
Media: Thomas Doheny, 703.641.3220, thomas.doheny@csra.com